BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

KEYSTAR CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

SEE ATTACHED

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

**Filing Fee: $175.00**

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State Stock Designation
Revised: 1-5-15

CERTIFICATE OF DESIGNATION

OF THE PREFERENCES, RIGHTS, AND LIMITATIONS

OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

KEYSTAR CORP.

The undersigned, the Chief Executive Officer of KeyStar Corp., a Nevada corporation (the “Company”), in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and in accordance with the provisions of Section 3 thereof, the following resolution was duly adopted on December 28, 2021 (this “Series B Certificate of Designation”), as follows:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), and in accordance with the provisions of Section 3 thereof, there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, of the Company authorized in the Articles of Incorporation, as amended, a series of Preferred Stock of the Company, to be named “Series B Convertible Preferred Stock,” consisting of twelve thousand (12,000) shares, which series shall have the following designations, powers, preferences, and relative and other special rights and the following qualifications, limitations, and restrictions:

Section 1.  Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means a day in which a majority of the banks in the State of Nevada in the United States of America are open for business.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(l) promulgated under the Exchange Act), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the Company and their Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of two-thirds of the voting securities of the Company (other than by means of conversion of Series B Convertible Preferred Stock and the issuance of the Conversion Shares), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the holders of shares of the Company’s capital stock immediately prior to such transaction own less than two-thirds of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the holders of shares of the Company’s capital stock immediately prior to such transaction own less than one-half of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one-year period of more than one-half of the members of the Board of Directors that is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d), above.

“Common Stock” shall mean the shares of the Company’s class of common stock, $0.0001 par value per share.

“Company” shall have the meaning ascribed to it in the initial paragraph hereof.

KeyStar Series B Certificate of Designation

“Conversion” shall have the meaning ascribed in Section 6(a) below.

“Conversion Date” shall mean the date on which a share or shares of the Series B Convertible Preferred Stock is converted pursuant to the terms of this Series B Certificate of Designation.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Convertible Preferred Stock in accordance with the terms hereof.

“Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise (other than dividends on shares of Common Stock payable in shares of Common Stock), or the purchase or redemption of shares of the Company for cash or property other than:  (i) repurchases of shares of Common Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of shares of Common Stock issued to or held by employees, officers, directors or, consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any of its stockholders, and (iv) any other repurchase or redemption of capital stock of the Company approved by the holders of (a) a majority of the shares of Common Stock and (b) a majority of the Series B Convertible Preferred Stock of the Company voting as separate classes.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Holder” shall mean the person or entity in which the Series B Convertible Preferred Stock is registered on the books of the Company, which shall initially be the person or entity that subscribes for the Series B Convertible Preferred Stock, and shall thereafter be the permitted and legal assigns of which the Company is notified by the Holder and in respect of which the Holder has provided a valid legal opinion in connection therewith to the Company.

“Holders” shall mean all Holders of the Series B Convertible Preferred Stock.

“Original Issue Date” shall mean the date upon which the shares of Series B Convertible Preferred Stock are first issued.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Recapitalization” shall mean any stock dividend, stock split, and combination of shares, reorganization, recapitalization, reclassification, or other similar event.

“Series B Certificate of Designation” as the meaning ascribed to it in the initial paragraph hereof.

“Section 6(c) Event” shall have the meaning ascribed to it in Section 6(c), below.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stated Value” shall have the meaning ascribed in Section 2, below.

“Triggering Event” shall have the meaning ascribed in Section 12(f), below.

Section 2.  Designation; Amount; and Par Value.  This series of preferred stock shall be designated as the Company’s Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) and the number of shares so designated shall be up to Twelve Thousand (12,000) shares (which shall not be subject to increase without the written consent of the Holders of a majority of the then-issued and outstanding Series B Convertible Preferred

KeyStar Series B Certificate of Designation

Stock).  Each share of Series B Convertible Preferred Stock shall have a par value of $1.00 per share (the “Stated Value”).

Section 3.  Dividends.

a)  The Company shall not declare, pay, or set aside any dividends on shares of any other class or series of capital stock of the Company unless (in addition to the obtaining of any consents required elsewhere in these Articles of Incorporation or under applicable law) the Holders of the Series B Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Convertible Preferred Stock pursuant to this Series B Certificate of Designation.  The Holders of the Series B Convertible Preferred Stock shall be entitled to receive, as declared by the Board of Directors and out of funds legally available for the purpose, a dividend in the aggregate amount of one dollar, regardless of the number of then-issued and outstanding shares of Series B Convertible Preferred Stock.  The remaining dividends allocated by the Board of Directors shall be distributed in an equal amount per share to the holders of outstanding shares of Common Stock and the Holders of outstanding Series B Convertible Preferred Stock (on an as-if-converted to shares of Common Stock basis pursuant to the Conversion Ratio as defined below).

b)  To the fullest extent permitted by the Nevada General Corporation Law chapter 78 (Nevada Revised Statutes), the Company shall be expressly permitted, but not required, to redeem, repurchase, or make distributions on the shares of its capital stock in all circumstances other than where doing so would cause the Company to be unable to pay its debts as they become due in the usual course of business.

Section 4.  Voting Rights Generally; Voting for Election of Directors.

a)  The Holder of each share of Series B Convertible Preferred Stock shall have such number of votes as is determined by multiplying (a) the number of shares of Series B Convertible Preferred Stock held by such holder and (b) the Conversion Ratio.  Such voting calculation is hereby authorized by the Company and the Company acknowledges such calculation may result in the total number of possible votes cast by the Holders of Series B Convertible Preferred Stock and the holders of shares of Common Stock in any given voting matter exceeding the total aggregate number of shares that this Company shall have authority to issue.  With respect to any vote by the holders of shares of the Company’s capital stock, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any meeting of the holders of shares of the Company’s capital Stock in accordance with the Bylaws of this Company, and shall be entitled to vote, together with the holders of shares of Common Stock, with respect to any question upon which the holders of shares of Common Stock have the right to vote.  The Holders of Series B Convertible Preferred Stock shall vote together with all other classes and series of common stock and preferred stock of the Company as a single class on all actions to be taken by the holders of shares of the Company’s capital stock, except to the extent that voting as a separate class or series is required by law.

b)  The authorized number of directors constituting the Board of Directors, and the manner in which such directors are to be elected, shall be as set forth in the Corporation’s Bylaws and in any voting or other agreement that may be entered into among the holders of shares of the Company’s capital stock concerning the election of directors, provided, however, that, so long as any shares of Series B Convertible Preferred Stock remain outstanding, the directors of the Company shall be elected as follows:

i)  the holders of a majority of the shares of Series B Convertible Preferred Stock represented at a duly called special meeting or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect a majority of the then-seated or to-be-seated members of the Company’s board of directors (the “Series B Directors”).  The holders of the Series B Convertible Preferred Stock may waive their rights to elect any or all of the Series B Directors at any time or from time to time and assign such right to the board of directors to elect such directors; and

ii)  the holders of a majority of the shares of Common Stock represented at a duly called special meeting or annual meeting of such stockholders or by an action by written consent for that

KeyStar Series B Certificate of Designation

purpose shall be entitled to elect a minority of the then-seated or to-be-seated members of the Company’s board of directors.

Section 5.  Liquidation Preference.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value for each share of Series B Convertible Preferred Stock out of the proceeds of the Liquidation, plus any accrued and unpaid dividends thereon and any other fees then due and owing thereon under this Series B Certificate of Designation.  Immediately thereafter, all shares of Series B Convertible Preferred Stock shall automatically convert into shares of Common Stock based upon the then-applicable Conversion Ratio and shall participate in any liquidation proceeds pro rata with the holders of the other shares of Common Stock on such as-converted basis.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation.

Section 6.  Conversion.  The Series B Convertible Preferred Stock shall not be convertible into shares of Common Stock and have no other conversion rights except as specifically set forth below:

a)  Conversion (Permissive and Mandatory).  The “Conversion Ratio” per share of the Series B Convertible Preferred Stock in connection with any Conversion shall be at a ratio of 1:100, meaning every one share of Series B Convertible Preferred Stock, if and when converted into shares of Common Stock, shall convert into 100 shares of Common Stock (the “Conversion”).

i)  Permissive Conversion.  Each Holder shall have the right, exercisable at any time and from time to time (unless otherwise prohibited by law, rule, or regulation, or as restricted below), to convert any or all of such Holder’s shares of Series B Convertible Preferred Stock into shares of Common Stock at the Conversion Ratio.

ii)  Mandatory Conversion.  Upon the closing of an underwritten, follow-on public offering of shares of the Company’s Common Stock with gross offering proceeds of not less than $6,000,000, each then-outstanding share of Series B Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Ratio without any affirmative action required of the Holder.

b)  Taxes.  The Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.  The Company shall withhold from any payment due whatsoever in connection with the Series B Convertible Preferred Stock any and all required withholdings and/or taxes the Company, in its sole discretion deems reasonable or necessary, absent an opinion from Holder’s accountant or legal counsel, acceptable to the Company in its sole determination, that such withholdings and/or taxes are not required to be withheld by the Company.

c)  Stock Dividends, Splits, and Reclassifications.  If the Company shall (i) declare a dividend or other distribution payable in securities or (ii) split its outstanding shares of Common Stock into a larger number, including any such reclassification in connection with a merger, consolidation, or other business combination in which the Company is the continuing entity (any such corporate event, a “Section 6(c) Event”), then, in each instance, the Conversion Ratio shall be adjusted such that the number of shares issued upon conversion of one share of Series B Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise have been issued but for such Section 6(c) Event.

d)  Fundamental Transaction.  If, at any time while this Series B Convertible Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance, or other disposition of all or substantially all of its assets in one or a series of related transactions, including a Change of Control

KeyStar Series B Certificate of Designation

Transaction, (iii) any, direct or indirect, purchase offer, tender offer, or exchange offer (whether by the Company or another Person) is completed, pursuant to which holders of shares of Common Stock are permitted to sell, tender, or exchange their shares for other securities, cash, or property and has been accepted by the holders of two-thirds or more of the then-outstanding shares of Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization, or recapitalization of the shares of Common Stock or any compulsory share exchange pursuant to which the shares of Common Stock is effectively converted into or exchanged for other securities, cash, or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Convertible Preferred Stock, the Holder shall have the right to receive, for each Conversion Share at the Conversion Rate, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series B Convertible Preferred Stock is convertible immediately prior to such Fundamental Transaction.  For purposes of any such conversion, the determination of the Conversion Rate shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Rate among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of shares of Common Stock are given any choice as to the securities, cash, or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Convertible Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate in accordance with the provisions of this Section 6(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Series B Convertible Preferred Stock, deliver to the Holder in exchange for this Series B Convertible Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series B Convertible Preferred Stock that is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series B Convertible Preferred Stock (without regard to any limitations on the conversion of this Series B Convertible Preferred Stock) prior to such Fundamental Transaction, and with a Conversion Rate that applies the Conversion Rate hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock being for the purpose of protecting the economic value of this Series B Convertible Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and that is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Series B Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein.

e)  Fractional Shares.  If any Conversion of Series B Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series B Convertible Preferred Stock being converted pursuant to each Conversion), such fractional share shall be rounded up to

KeyStar Series B Certificate of Designation

the nearest whole share and the Holder shall be entitled to receive, in lieu of the final fraction of a share, one additional whole share of Common Stock.

f)  Reservation of Shares of Common Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B Convertible Preferred Stock, the Company will within a reasonable time period make a good faith effort to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

g)  Effect of Conversion.  On any Conversion Date, all rights of any Holder with respect to the shares of the Series B Convertible Preferred Stock so converted, including the rights, if any, to receive distributions of the Company’s assets or notices from the Company, will terminate, except only for the rights of any such Holder to receive certificates (if applicable) for the number of shares of Common Stock into which such shares of the Series B Convertible Preferred Stock have been converted.

Section 7.  Redemption.  The Series B Convertible Preferred Stock shall have no redemption rights by the Company or any other entity.

Section 8.  Protective Provisions.  In addition to any other rights provided by law, at any time any shares of Series B Convertible Preferred Stock are outstanding, as a legal party in interest, the Company, through action directly initiated by the Company’s Board of Directors or indirectly initiated by the Company’s Board of Directors through judicial action or process, including any action by the holders of the shares of Common Stock, shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, take any of the following actions without first obtaining the affirmative approval by the Holders of a majority of the shares of Series B Convertible Preferred Stock:

a)  Amend its charter documents, including, without limitation, its Articles of Incorporation and Bylaws and this Series B Certificate of Designation, in any manner that materially and adversely affects any rights of any Holder;

b)  Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Convertible Preferred Stock;

c)  Effect an exchange, reclassification, or cancellation of all or a part of the Series B Convertible Preferred Stock, but excluding a stock split or reverse stock split or combination of the shares of Common Stock or Series B Convertible Preferred Stock;

d)  Effect an exchange, or create a right of exchange, of all or part of the shares of another class or series of shares into shares of Series B Convertible Preferred Stock;

e)  Alter or change the rights, preferences, or privileges of the shares of Series B Convertible Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Series B Certificate of Designation; provided, however, that the Company may, by any means authorized by law and without any vote of the Holders of shares of Series B Convertible Preferred Stock, make technical, corrective, administrative, or similar changes in this Series B Certificate of Designation that do not, individually or in the aggregate, materially adversely affect the rights or preferences of the Holders of shares of the Series B Convertible Preferred Stock.

Section 9.  Preemptive Rights.  Holders of Series B Convertible Preferred Stock and holders of shares of Common Stock shall not be entitled to any preemptive, subscription, or similar rights in respect of any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

KeyStar Series B Certificate of Designation

Section 10.  Reports.  The Company shall mail to all Holders of Series B Convertible Preferred Stock those reports, proxy statements, and other materials that it mails to all of its holders of shares of Common Stock.

Section 11.  Notices.  In addition to any other means of notice provided by law or in the Company’s Bylaws, any notice required by the provisions of this Series B Certificate of Designation to be given to the Holders of shares of Series B Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested, and addressed to each Holder of record at such Holder’s address appearing on the books of the Company.

Section 12.  Miscellaneous.

a)  The headings of the various sections and subsections of this Series B Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Series B Certificate of Designation.

b)  Whenever possible, each provision of this Series B Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Series B Certificate of Designation.  No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein.  If a court of competent jurisdiction should determine that a provision of this Series B Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

c)  the Company will provide to the Holders of the Series B Convertible Preferred Stock all communications sent by the Company to the holders of shares of Common Stock.

d)  Except as may otherwise be required by law, the shares of the Series B Convertible Preferred Stock shall not have any powers, designations, preferences, or other special rights, other than those specifically set forth in this Series B Certificate of Designation.

e)  Shares of the Series B Convertible Preferred Stock that have been converted into shares of Common Stock shall be retired and canceled and shall have the status of authorized but unissued shares of preferred stock of the Company undesignated as to any specific series and may with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company.

f)  Notwithstanding the above terms and conditions of this Series B Certificate of Designation and the dollar amounts and share numbers set forth herein shall be subject to adjustment, as appropriate, whenever there shall occur a stock split, stock dividend, combination, reclassification, or other similar event involving shares of the Series B Convertible Preferred Stock (each, a “Triggering Event”).  Such adjustments shall be made in mathematical proportion to such stock split, stock dividend, combination, reclassification, or other similar event, promptly upon the occurrence of such Triggering Event without the requirement of any further action of, or resolution to be duly adopted by, the Board of Directors.  Upon the occurrence of any such Triggering Event adjustment, the Company shall promptly deliver to each Holder a notice describing in reasonable detail the event requiring the adjustment and the method of calculation thereof.  All calculations under this Section 12(f) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 12(f), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g)  With respect to any notice to a Holder of shares of Series B Convertible Preferred Stock required to be provided hereunder, such notice shall be mailed to the registered address of such Holder, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, and

KeyStar Series B Certificate of Designation

neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any redemption, conversion, distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, winding-up, or other action, or the vote upon any action with respect to which the Holders are entitled to vote.  All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Any notice that was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall file such notice with the U.S. Securities and Exchange Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert the Conversion Rate of this Series B Convertible Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

[Remainder of the page intentionally left blank.  Signature page follows.]

KeyStar Series B Certificate of Designation

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Series B Certificate of Designation and does affirm the foregoing as true this 28th day of December, 2021.

KEYSTAR CORP.

By: /s/ Bruce A. Cassidy, Sr.

Bruce A. Cassidy, Sr., its Chief Executive Officer

KeyStar Series B Certificate of Designation